Exhibit 4.18

DESCRIPTION OF SECURITIES

REGISTERED UNDER SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description summarizes the material provisions of our common stock registered pursuant to Section 12 of the Securities Exchange Act of 1934. This description is not complete and is subject to, and is qualified in its entirety by reference to our charter and our bylaws and applicable provisions of the Maryland General Corporation Law (“MGCL”).

AUTHORIZED CAPITAL STOCK

General

Our capital stock consists of:

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200 million authorized shares of common stock, par value $0.01 per share, of which 83,565,710 were outstanding on December 31, 2021; and
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10 million authorized shares of preferred stock, par value $0.01 per share, including the following series designated by our board of directors as of December 31, 2021:
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250,000 shares of Series A Preferred Stock, none of which were outstanding on December 31, 2021.

COMMON STOCK

General

Subject to the preferential rights of any other shares or series of stock, holders of shares of common stock are entitled to receive dividends on those shares if, as and when authorized by our board of directors and declared by us out of assets legally available therefor and to share ratably in the assets legally available for distribution to stockholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all of our known debts and liabilities.

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of members of our board of directors. Except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of shares of our common stock possess the exclusive voting power. There is no cumulative voting in the election of members of our board of directors, which means that the holders of a majority of the shares of our outstanding common stock can elect all of the members of our board of directors then standing for election, and the holders of the remaining shares of our common stock will not be able to elect any members of our board of directors.

Holders of shares of our common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

We furnish stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent registered public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

All shares of our common stock have equal dividend, distribution, liquidation and other rights, and will have no preference, or exchange rights and generally have no appraisal rights.

Pursuant to the MGCL a corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless the action is advised by its board of directors approved by the affirmative vote of holders of at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter, is set forth in the corporation’s charter. Our charter does not provide for a lesser percentage in those situations.

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

PREFERRED STOCK

We are authorized to issue up to 10,000,000 shares of preferred stock, 9,750,000 of which are currently unclassified. We may issue shares of preferred stock from time-to-time, in one or more series, as authorized by our board of directors. Prior to issuance of shares of each series, the board of directors is required by the MGCL and our charter to fix for each series, as permitted by Maryland law, the

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Preferences,
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Conversion or other rights,
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Voting powers,
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Restrictions,
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Limitations as to dividends or other distributions,
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Qualifications, and
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Terms or conditions of redemption.

RESTRICTIONS ON TRANSFER/OWNERSHIP LIMITS

For us to qualify as a Real Estate Investment Trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals, which is defined in the Code to include some entities, during the last half of a taxable year. We refer to this requirement as the “five or fewer test.” Also, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Our charter contains restrictions on the ownership and transfer of shares of our stock intended, among other purposes, to ensure compliance with these requirements. Subject to exceptions described below, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, shares of our stock in excess of 9.8% of the aggregate value of our outstanding stock. We refer to this limit as the “ownership limit.” Under the Code, some entities will be disregarded for purposes of the five or fewer test, and the beneficial owners of those entities will be counted as holders of our stock. Those entities include pension trusts qualifying under Section 401(a) of the Code, United States investment companies registered under the Investment Company Act of 1940, corporations, trusts and partnerships. Our charter limits these entities to holdings of no more than 15% of the aggregate value of our shares of stock. We refer to this limit as the “look-through ownership limit.” Any transfer of shares of our stock or any security convertible into shares of our stock that would create a direct or indirect ownership of shares of our stock in excess of the ownership limit or the look-through ownership limit or that would result in our disqualification as a REIT, including any transfer that results in the shares of stock being owned by fewer than 100 persons or results in us being “closely held” within the meaning of Section 856(h) of the Code, is deemed to be null and void, and the intended transferee will acquire no rights to the shares of our stock. These restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT. Our board of directors may, in its sole discretion, exempt a person from the ownership limit or the look-through ownership limit if the board receives such representations and undertakings that are reasonably necessary to ascertain that no individual’s ownership of our outstanding stock will violate the ownership limit or look through ownership limit and such person agrees that any violation or attempted violation will result in such shares being designated as shares in trust, as described below. Prior to granting any exceptions, board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors as the board may deem necessary or advisable to determine or ensure our status as a REIT and may impose such other conditions or restrictions as the board deems appropriate. Waivers have been granted to the former holders of our Series C preferred stock, FMR Corporation, Cohen & Steers, Inc. and Invesco Advisers, Inc.

Stock owned, or deemed to be owned, or transferred to a shareholder in excess of the ownership limit or the look-through ownership limit or that causes us to be treated as “closely-held” under Section 856(h) of the Code or is otherwise not permitted as provided above, will be designated shares in trust. Shares in trust will be transferred, by operation of law, to a person unaffiliated with us that is designated by our board of directors as trustee of a trust for the benefit of one or more charitable organizations. We refer to this trust as the “share trust.” While shares in trust are held in the share trust

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The shares in trust will remain issued and outstanding shares of our common or preferred stock and will be entitled to the same rights and privileges as all other shares of the same class or series,
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The trustee will receive all dividends and distributions on the shares in trust for the share trust and will hold those dividends or distributions in trust for the benefit of one or more designated charitable beneficiaries, and
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The trustee will vote all shares in trust.

Any vote cast by the proposed transferee in respect of the shares in trust prior to our discovery that those shares have been transferred to the share trust will, subject to applicable law, be rescinded and void. Any dividend or distribution paid to a proposed transferee or owner of shares in trust prior to our discovery that those shares have been transferred to the share trust will be required to be repaid upon demand to the trustee for the benefit of one or more charitable beneficiaries.

The trustee may, at any time the shares in trust are held in the share trust, transfer the interest in the share trust representing the shares in trust to any person whose ownership of the shares of stock designated as shares in trust would not cause the shares in trust to be transferred to a share trust and redesignated as shares in trust, and provided that the permitted transferee purchases those shares for valuable consideration. Upon that sale, the proposed original transferee will receive the lesser of

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The price paid by the original transferee shareholder for the shares of stock that were transferred to the share trust, or if the original transferee shareholder did not give value for those shares, the average closing price for the five consecutive trading days ending on the date of the transfer causing the shares to be held in trust, and
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The price received by the trustee from that sale.

Any amounts received by the trustee in excess of the amounts paid to the proposed transferee will be distributed to one or more charitable beneficiaries of the share trust.

If the transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of shares held in the share trust may be deemed, at our option, to have acted as our agent in acquiring the shares in trust and to hold the shares in trust on our behalf.

In addition, we have the right, for a period of 90 days during the time any shares of shares in trust are held by the trustee, to purchase all or any portion of the shares in trust from the share trust at the lesser of

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The price initially paid for those shares by the original transferee-shareholder, or if the original transferee-shareholder did not give value for those shares, the average closing price for the five consecutive trading days ending on the date of the transfer causing the shares to be held in trust, and
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The average closing price of the class of shares of those shares in trust for the five consecutive trading days ending on the date we elect to purchase those shares.

The 90-day period begins on the date of the violative transfer if the original transferee-shareholder gives notice to us of the transfer or, if no notice is given, the date our board of directors determines that a violative transfer has been made.

All certificates representing shares of our stock bear a legend referring to the restrictions described above.

Each person who owns, or is deemed to own, more than 5% of the value or number of shares of our outstanding stock must give written notice to us of the name and address of the owner, the number of shares of outstanding stock owned and a description of how those shares are held. Also, each shareholder must upon demand disclose to us in writing any information with respect to the direct, indirect and constructive ownership of stock as our board of directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine such compliance and ensure compliance with the ownership limit.

The ownership limit, the look-through ownership limit and the other restrictions on ownership and transfer could delay, defer or prevent a transaction or change in control of our company that might involve a premium price for our common stock or otherwise be in the best interest of our shareholders.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF

OUR CHARTER AND BYLAWS

The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the MGCL, our charter, and our Bylaws.

Removal of Directors

Our charter provides that a director may be removed only for cause (as defined in the charter) and only by the affirmative vote of not less than two-thirds of the votes entitled to be cast in the election of directors.

Business Combinations

Under the Maryland Business Combination Act, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

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any person who beneficially owns ten percent or more of the voting power of the corporation’s shares; or
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an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

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80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
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two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Maryland Business Combination Act, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The Maryland Business Combination Act permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has exempted any business combination involving the initial purchasers of our Series C preferred stock and any affiliate or associate of an initial purchaser being the beneficial owner of not more than 12% of the outstanding common stock of the Company at any time issued and outstanding (determined in accordance with the Maryland Business Combination Act), provided that such beneficial ownership is not with a purpose or effect of changing or influencing control of the Company or in connection with or as a participant in any transaction having that purpose or effect which, as a result thereof would require a filing of a Schedule 13D under the Exchange Act.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by the affirmative vote of holders of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

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one-tenth or more but less than one-third;
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one-third or more but less than a majority; or
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a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply: (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This provision may be amended or eliminated at any time in the future.

Amendment to the Charter

Our charter may be amended only if advised by our board of directors and approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Dissolution of the Company

The dissolution of our Company must be advised by our board of directors and approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our Bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to the Company’s notice of meeting, (ii) by or at the direction of the board of directors, or (iii) by a stockholder who was a stockholder of record both at the time of giving of notice by the stockholder as provided for in the Bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any other such business and who has complied with the advance notice procedures of the Bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting at which directors are to be elected may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting at which directors are to be elected may be made only (i) by or at the direction of the board of directors, (ii) by a stockholder that has requested that a special meeting be called for the purpose of electing directors in compliance with the Bylaws and that has supplied the information required by the Bylaws about each individual whom the stockholder proposes to nominate for election as director, or (iii) provided that the special meeting has been called in accordance with the Bylaws for the purpose of electing directors, by any stockholder who is a stockholder of record both at the time of giving of notice provided for in the Bylaws and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of the Bylaws.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

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a classified board,
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a two-thirds vote requirement for removing a director,
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a requirement that the number of directors be fixed only by vote of the directors,
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a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, and
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a provision that a special meeting of stockholders must be called upon stockholder request only on the written request of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting.

Through provisions in our charter and Bylaws unrelated to Subtitle 8, we already (a) require a two-thirds vote for the removal of any director from the board, (b) vest in the board the exclusive power to fix the number of directorships, and (c) require, unless called by our Chairman of the Board, CEO, President or Board of Directors, the request of holders entitled to cast a majority of the votes entitled to be cast at the meeting to call a special meeting.

Anti-takeover Effect of Certain Provisions of Maryland Law and of our Charter and Bylaws

The business combination provisions and, if the applicable provision in our Bylaws is rescinded, the control share acquisition provisions of Maryland law, the provisions of our charter regarding removal of directors, the votes required to approve extraordinary actions and the advance notice provisions of our Bylaws could delay, defer or prevent a transaction or a change in control of Life Storage that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “LSI”.